UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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ENTERPRISE FINANCIAL SERVICES CORP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC
CLAYTON, MISSOURI 63105

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Enterprise Financial Services Corp will be held at the Ritz-Carlton Amphitheater, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Tuesday, May 2, 2017, at 5:00 p.m. local time, for the following purposes:

1. The election of 12 directors named in the accompanying proxy statement to hold office until the next annual meeting of stockholders or until their successors are elected and have qualified.
2. Proposal A, ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.
3. Proposal B, an advisory (non-binding) vote to approve our executive compensation, as disclosed in this Proxy Statement.

The Board of Directors has fixed the close of business on March 6, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the meeting. You have three options for voting your shares:
1. vote via the Internet,
2. vote via the telephone or
3. complete and return the proxy card sent to you.

For Internet or telephone voting, instructions are printed on the proxy card sent to you. You can revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement.

By Order of the Board of Directors,

Noel J. Bortle, Secretary
Clayton, Missouri
March 14, 2017

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders to be held on May 2, 2017:

This proxy statement and our 2016 Annual Report to Stockholders are available at www.proxyvote.com

ENTERPRISE FINANCIAL SERVICES CORP

150 NORTH MERAMEC

CLAYTON, MISSOURI 63105

PROXY STATEMENT

These proxy materials are delivered by the Board of Directors (the "Board") of Enterprise Financial Services Corp (the “Company” or “EFSC”), in connection with the solicitation of proxies to be voted at the 2017 annual meeting of stockholders or any adjournment or postponement thereof. The meeting will be held at the Ritz-Carlton Amphitheater, 100 Carondelet Plaza, St. Louis, Missouri 63105 on Tuesday, May 2, 2017 at 5:00 p.m. local time.

This Proxy Statement and the proxy card were first provided to stockholders on or about March 14, 2017.

QUESTIONS ABOUT THE MEETING AND THESE PROXY MATERIALS

What may I vote on?

1. The election of 12 directors named in this Proxy Statement to hold office until the next annual meeting of stockholders or until their successors are elected and have qualified.
2. Proposal A, ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm.
3. Proposal B, an advisory (non-binding) vote to approve our executive compensation, as disclosed in this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED HEREIN, AND A VOTE IN FAVOR OF PROPOSAL B. THE BOARD, ON BEHALF OF THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL A.

Who can vote at the meeting? Our Board of Directors ("Board") has set March 6, 2017 as the record date for the annual meeting. All stockholders who owned our common stock at the close of business on the record date may vote at the annual meeting. On the record date, there were 23,443,026 shares of common stock outstanding. Shares held as of the record date include shares that are held directly in your name as the stockholder of record and those shares held for you as a beneficial owner through a stockbroker, bank or other nominee.

How do I vote my shares? If your shares are registered directly in your name with our stock transfer agent, Computershare, you are considered a stockholder of record and the beneficial owner of those shares. As a stockholder of record, you have the right to grant your voting proxy directly to the Company, or to vote in person at the meeting. You may submit your proxy by mail, over the internet at www.proxyvote.com, or via the telephone at 1-800-690-6903.

If your shares are held in a stock brokerage account or by a bank, you are still considered the beneficial owner of those shares, but your shares are said to be held in “street name.” Generally, only stockholders of record may vote in person at the meeting. If your shares are held in street name, you will receive a form from your broker or bank seeking instruction as to how your shares should be voted. Many of our stockholders who hold their shares in “street name” through a nominee have the option to submit their proxies or voting instructions to their nominee electronically by telephone or the internet. These stockholders should review and follow the voting instructions provided by their nominee, including any instructions related to revoking your voting instructions. If you desire to vote shares held in street name in person at the meeting, you need to contact your broker and ask how to obtain a “legal proxy” to directly vote such shares.

Internet Availability of Proxy Solicitation and Other Annual Meeting Materials. We are furnishing proxy materials to some of our stockholders via the Internet by mailing a Notice of Internet Availability of Proxy Materials, instead of mailing printed copies of those materials. The Notice of Internet Availability of Proxy Materials instructs stockholders that our proxy statement, annual report to stockholders, electronic proxy card and related materials are available for viewing, free of charge, on the Internet. Stockholders may then access these materials and vote over the Internet or request delivery of a full set of materials by mail or email. These rules help us lower the cost of conducting our annual meeting by reducing costs associated with printing and postage.

We will begin mailing the required Notice of Internet Availability of Proxy Materials (the "Notice") to stockholders on or about March 14, 2017. The proxy materials will be posted on the Internet, at www.proxyvote.com, no later than the day we begin mailing the Notice. If you receive the Notice, you will not receive a paper or email copy of the proxy materials unless you request one in the manner set forth in the Notice. The Notice will also include instructions on how to access and review the proxy materials online, how to vote your shares over the Internet, and how to get a paper or email copy of the proxy materials, if that is your preference.

Can I change my vote? Yes. If you are the stockholder of record, you may revoke your proxy at any time before the annual meeting of stockholders by:

•	entering a new vote by Internet or telephone;

•	returning a later-dated proxy card;

•	sending written notice of revocation to the Secretary of the Company; or

•	attending the annual meeting and voting by ballot.

To change your vote for shares you hold in street name, you will need to follow the instructions provided by your broker or bank.

How are shares of common stock voted at the meeting? Each holder of common stock is entitled to one vote for each share of common stock held with respect to each matter to be voted upon.

All shares of common stock represented at the annual meeting by properly executed proxies received prior to or at the annual meeting which are not properly revoked will be voted at the annual meeting in accordance with the instructions indicated on the proxies. If no contrary instructions are indicated, proxies will be voted FOR the election of the Board's director nominees and FOR approval of Proposals A and B.

How many votes are required to elect each director? A plurality of votes cast at the annual meeting is required for the election of each director, which effectively means that the 12 persons receiving the most votes will be elected as directors. While directors are elected by a plurality of votes cast, our Board has adopted a majority voting policy for directors. This policy states that in an uncontested election, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to submit his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale. Only votes “for” or “withheld” are counted in determining whether a majority has been cast in favor of a nominee. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. If you cast a “withheld” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee under our majority voting policy for directors. If a nominee fails to receive a majority of the votes cast and the Board accepts the director’s resignation, there would be a vacancy created on the Board. Our Board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the Board.

How many votes are required to adopt the other proposals? Proposals A and B will be adopted if a majority of the votes cast on the respective proposal are in favor.

How do I vote if my shares are held in a benefit plan? If you are a current or former employee of the Company or one of its subsidiaries and you have any portion of your investment funds allocated to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (“Savings Plan”), you may instruct the Savings Plan’s trustees how to vote the shares of common stock allocated to your account under the Savings Plan. You will instruct the voting of your stock in the same manner as other stockholders, i.e., by submitting your voting instructions by telephone or through the Internet or by requesting a proxy card to sign and return. Please see the Notice we sent to you or this proxy statement for specific instructions on how to provide voting instructions by any of these methods. Please note that your voting instructions for stock held in the Savings Plan must be returned by 11:59 p.m. Eastern Time on April 27, 2017.

If you are a former employee of Jefferson County Bancshares, Inc. (“JCB”) or Eagle Bank and Trust Company of Missouri (“Eagle Bank”), and your shares are held in the Eagle Bank and Trust Company 401(k) Plan (the “JCB Plan”), then the trustee will vote your shares of common stock held in the JCB Plan.

What if I don’t give specific voting instructions or abstain?
If you indicate a choice on your proxy on a particular matter to be acted upon, the shares will be voted as indicated.

If you are a stockholder of record and you return a signed proxy card but do not indicate how you wish to vote, the shares will be voted in favor of the election as directors of the nominees described in this Proxy Statement, as well as in favor of proposals A and B. If you do not return the proxy card, your shares will not be voted and will not be deemed present for the purpose of determining whether a quorum exists.

Under the rules of the New York Stock Exchange, which regulates stock brokers, Proposal A, the ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm, is considered a routine matter, and your brokerage firm or other nominee will be entitled to vote your shares in their discretion on this proposal even if you do not provide voting instructions to your broker or other nominee. However, the election of directors and Proposal B-the advisory (non-binding) vote to approve our executive compensation, are not considered routine matters, and brokers will not be permitted to vote on these matters if beneficial owners fail to provide voting instructions. The uninstructed shares that cannot be voted by brokers on non-routine matters are commonly referred to as “broker non-votes.”

Abstentions and broker non-votes (assuming a quorum is present) will have no effect on the election of directors or on Proposal B. Abstentions, assuming a quorum is present, will have no effect on Proposal A.

Who pays for this proxy solicitation? The Company will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to solicitation by mail, proxies may be solicited in person or by telephone or by other means by the Company’s directors, officers or employees, who will not receive any additional compensation for solicitation activities. The Company has engaged Broadridge Financial Solutions, Inc., for a fee to be determined, to assist in the distribution and tabulation of proxies. The Company will also reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by mailing proxy materials to the beneficial owners of common stock as of the record date.

________________________

The date of this Proxy Statement is March 14, 2017.

ELECTION OF DIRECTORS

The Board, upon recommendations of its Nominating and Governance Committee, has nominated for election the 12 persons named below. It is intended that proxies solicited will be voted for such nominees. The Board believes that each nominee named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board may propose.

Under our mandatory retirement policy, a director is generally required to retire at the next annual meeting of stockholders after reaching age 72, and may not stand for election or re-election thereafter.  The Board has approved a waiver of this policy for Mr. Arnold in connection with his nomination for election as a director at the 2017 annual meeting of stockholders.

As previously disclosed, Peter Benoist who has served as a director since 2002 and, as of the date of this proxy statement, is our Chief Executive Officer (“CEO”), will retire from these positions at the annual meeting. Mr. Benoist will be succeeded by James Lally as CEO and a member of the Board, and Mr. Lally is included in this proxy statement as a nominee for director. The following biographical information is furnished with respect to each member of the Board of Directors of the Company, some of whom also serve as directors and officers of one or more of the Company’s subsidiaries, including Enterprise Bank & Trust (the “Bank” or “EB&T”).

There are no family relationships between or among any directors or executive officers of the Company. Except as noted below, none of the Company’s directors or executive officers serves as a director of (i) any company other than EFSC that has a class of securities registered under or that is subject to the periodic reporting requirements of the Securities Exchange Act of 1934, or (ii) any investment company registered under the Investment Company Act of 1940. Other than Mr. Lally and Mr. Walsh, all of our director nominees have been determined to be independent as defined in Rule 5605(a)(2) of the NASDAQ stock market.

Name of Nominee	Age	Director Since
John Q. Arnold	73	2015
Michael A. DeCola	63	2007
John S. Eulich	66	2010
Robert E. Guest, Jr.	62	2002
James M. Havel	62	2014
Judith S. Heeter	67	2012
Michael R. Holmes	58	2015
Nevada A. Kent, IV	61	2017
James B. Lally	48	—
Eloise E. Schmitz	51	2017
Sandra A. Van Trease	56	2005
Michael W. Walsh	59	2017

The biographies of the nominees below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the person should serve as a director.

John Q. Arnold has been a director of the Company since 2015. Mr. Arnold has been a member of the Bank's Board since 2008, and is the chair of the Bank's Credit Committee. Previously, he served for many years in governance at St. John's Mercy Health Care, including as Chair of its Board of Directors, and its FAC Committee, as well as chair of the St. John's Mercy Hospital Board and the St. John's Mercy Foundation before joining the Mercy Health System Board in 2012. Mr. Arnold retired from the Mercy Health System Board in June 2016. Mr. Arnold received an AB from Dartmouth College in 1966 and an MBA from the Amos Tuck School of Business Administration at Dartmouth. Mr. Arnold is Board Chair of John Henry Foster Company in St. Louis. He has a substantial background in publicly held bank executive management, with particularly deep experience in credit, finance and risk management. Mr. Arnold also brings longstanding expertise in the health care industry, an important business area for the Company.

Michael A. DeCola has been a director of the Company since 2007. Mr. DeCola has been the President and Chief Executive Officer of HBM Holdings Company since January 2014. Mr. DeCola serves as Chairman of the Board of Mississippi Lime Company, Delavau, LLC and Tru-Flex, LLC, all of which are portfolio companies of HBM Holdings. Mr. DeCola serves on a private company board in the St. Louis community, was previously the Chairman of the St. Louis Regional Business Council, and currently is the Chairman of the United Way of Greater St. Louis. He brings to the Board executive business experience and connections with the St. Louis business community.

John S. Eulich has been a director of the Company since 2010. Mr. Eulich was the Chairman and Chief Executive Officer of Aspeq Holdings, Inc. (dba INDEECO), a manufacturing company, from 2005 through 2015. He was President & CEO of Mark Andy, Inc. (owned by Dover Corporation) from 1985 through 2003. He has been a member of the Bank's Board of Directors since July 2009. Since 2005, Mr. Eulich has also been a director of LMI Aerospace, Inc. (NASDAQ: LMIA) where he currently serves as Chairman of the Corporate Governance and Nominating Committee, and is a member of LMIA’s Audit Committee and Compensation Committee. In addition to his public company experience, he is a successful entrepreneur and familiar with the needs of privately-held businesses. He is engaged in the St. Louis community through various boards.

Robert E. Guest, Jr. has been a director of the Company since 2002. Since 2007, Mr. Guest has been a partner at The Affinity Law Group. Mr. Guest was a partner at Doster Mickes James Ullom Benson & Guest, LLC, a law firm, from 2005 through 2007, and prior to that he was a partner at the law firm of Benson & Guest LLP, from 1986 through 2005. Mr. Guest brings significant legal experience in commercial activities and merger and acquisitions. He is also very familiar with the St. Louis and Kansas City business communities.

James M. Havel was appointed to the Board on March 6, 2014. Mr. Havel is currently an independent consultant with Havel Associates, LLC. Beginning April 2016 through November 2016, Mr. Havel served as Chief Operating Officer of Vatterott Education Centers, a privately-held post-secondary trade school. Beginning January 2015 through March 2016, Mr. Havel served as a financial executive with Express Scripts Holding Company, a Fortune 25 Pharmacy Benefits Management company. Beginning in April 2011 and through December 2014, Mr. Havel served as the Chief Financial Officer of Major Brands Holdings, a prominent St. Louis-based wholesaler of premium wine and spirits, craft beer and non-alcoholic beverages. As an independent consultant from July 2010 through April 2011 with Havel Associates, LLC, Havel advised public and private companies on acquisitions and strategic planning. Prior to July 2010, Mr. Havel was a partner with Ernst & Young LLP. He brings extensive financial experience in both public and private company environments. Mr. Havel’s public accounting background also provides him with insight into the broad range of businesses and industries the Company serves.

Judith S. Heeter has been a director of the Company since 2012. Since February 2011, Ms. Heeter has served as president of Pathfinder Consulting, LLC, a consulting company based in Mission Hills, Kansas which she founded. From 1990 to 2010, Ms. Heeter served as Director of Business Affairs and Licensing for the Major League Baseball Players Association. Also from 1989 until February 2011, Ms. Heeter was a partner with the law firm of Polsinelli Shugart P.C. Ms. Heeter currently serves on the Board of Directors of Missouri Employers Mutual Insurance Company, serving as Chairperson since December 2011. She also serves on several non-public boards in the Kansas City metro area. Ms. Heeter brings a variety of executive and legal experience to the Board, including having practiced law for over 30 years. She is experienced in negotiating and implementing strategic business transactions and reorganizations, and she is a Governance Fellow certified by the National Association of Corporate Directors. She also has a significant business network within the Kansas City community.

Michael R. Holmes has been a director of the Company since 2015. Since February 2016, he has served as Chairman of the Board for Rx Outreach, Inc, a non-profit pharmacy that dispenses more than 30,000 months of medicine each week to low income individuals across the United States. Previously, he served as President of Rx Outreach, Inc from October 2010 through January 2016. Prior to that, he served as Executive Vice President of Express Scripts from December 2005 through October 2010, responsible for Corporate Strategy, Research and Clinical Services, Human Resources, Corporate Real Estate, Security, Procurement, and all of its domestic subsidiary businesses. Prior to Express Scripts, Mr. Holmes was a partner at Edward Jones. He has broad public company senior management experience as well as consumer financial and investment expertise. Mr. Holmes also brings to the Company a valuable perspective on community engagement and underserved markets.

Nevada A. Kent, IV was appointed to the Board on February 8, 2017. Since August 2012, Mr. Kent has been an Adjunct Professor of Accounting at Washington University. Previously, Mr. Kent worked with Pricewaterhouse Coopers, LLP as Marketing Managing Partner from July 2004 through June 2012, and Partner from August 1977 through June 2004, performing audit engagements, merger and acquisition engagements, litigation support, and security offerings. Mr. Kent has over 35 years of auditing experience, including involvement in supervisor roles, and will bring his extensive insight to the Board.

James B. Lally joined the Company in 2003 as senior vice president and was named president of the bank’s Clayton unit in 2008. In 2011, he was appointed president of the St. Louis region and three years later assumed responsibility for commercial banking in all regions. In May 2016, Mr. Lally was named executive vice president of EFSC, with responsibility for the Company’s wealth management, private banking and mortgage businesses, as well as its community development entity. Mr. Lally was named president of EFSC in August 2016. Prior to EFSC, Mr. Lally served in various commercial banking roles for US Bank and Commerce Bank in St. Louis. Mr. Lally has over 20 years of public banking experience and will bring deep knowledge of EFSC and its business and will serve as the voice of management on the Board.

Eloise E. Schmitz was appointed to the Board on February 8, 2017. Since 2011, Ms. Schmitz has been co-founder and principal of LoanNEX in St. Louis, a residential mortgage platform of products and services including tools for trading loans, portfolio review and management, and market risk return analytics. She has also served as President of Adreon Investments, an investment and management company for three independent restaurants in St. Louis and Indianapolis, since 2002. Previously, Ms. Schmitz worked with Charter Communications, Inc. from 1998 through 2010, with her most recent position being Executive Vice President & Chief Financial Officer, which she held from 2008 through 2010. Ms. Schmitz's experience in corporate banking and financial analysis make her a valuable member of our Board and its committees.

Sandra A. Van Trease has been a director of the Company since 2005. Since 2004, Ms. Van Trease has been the Group President of BJC HealthCare, a not-for-profit operator of hospitals and the largest healthcare institution in the St. Louis area. Ms. Van Trease was President and Chief Executive Officer at UNICARE, an operating unit of Well Point Inc., a health insurance company, from 2002 through 2004, and she was President, Chief Financial Officer and Chief Operating Officer of RightChoice, a health insurance company, from 2000 through 2002. Ms. Van Trease has been a director of Peabody Energy (NYSE: BTU) since 2002, where she has served as a member of their Audit Committee, and as a member and is currently chair of their Health, Safety, Security and Environmental Committee. Ms. Van Trease is also a Certified Public Accountant. Ms. Van Trease’s executive management and experience at these institutions together with her service on other publicly-traded company Boards and strong community service make her a valued advisor and highly qualified to serve on our Board and its committees.

Michael W. Walsh was appointed to the Board in connection with the acquisition of JCB, and concurrently joined the Company as Chairman of the bank's St. Louis region on February 10, 2017. Mr. Walsh served as the CEO and Chairman of JCB since 1993. Mr. Walsh previously worked at Mercantile Bank and General Motors Acceptance Corporation. He has strong experience in business development, and commercial and real estate lending, and will be an asset to the Board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE
INDIVIDUALS LISTED ABOVE FOR ELECTION AS DIRECTORS OF THE COMPANY.

BOARD AND COMMITTEE INFORMATION

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through reports by each committee chair regarding the committee’s considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

All committee members are appointed by the Board. In addition, the Board has established membership standards for each committee which requires that a certain number of committee members must be “independent directors,” as that term is defined in Rule 5605(a)(2) of the NASDAQ rules.

The Board met six times in 2016. All directors attended at least 75% of all meetings of the full Board and of those committees on which they served in 2016. The Company’s Board periodically held executive sessions of the members of the Board who met the then current standards of independence. Executive sessions of the Board were presided over by the Chairman of the Board. While there is no formal policy concerning director attendance at the annual meeting, all members of the Board are encouraged to attend if reasonably able to do so. All 11 of the then current members of the Board attended the 2016 annual meeting.

DIRECTOR COMPENSATION

The following table sets forth compensation paid to each of the Company’s non-employee directors during 2016.

Name	Fees Earned or Paid in Cash (a)	Stock Awards	Total Annual Compensation
John Q. Arnold	$27,850	$37,700	$65,550
Michael A. DeCola	74	46,676	46,750
William H. Downey	25,038	19,962	45,000
John S. Eulich	12,255	55,445	67,700
Robert E. Guest, Jr.	35,738	19,962	55,700
James M. Havel	2,048	37,452	39,500
Judith S. Heeter	3,047	41,953	45,000
Michael R. Holmes	27	42,973	43,000
Birch M. Mullins (b)	—	10,000	10,000
James J. Murphy, Jr.	18,562	45,938	64,500
Sandra A. Van Trease	52	43,448	43,500

(a) Includes fractional shares paid in cash.
(b) Mr. Mullins did not stand for re-election at the Company's May 2016 meeting.

In 2016, non-employee directors received a $20,000 annual retainer and $1,250 per board meeting attended. For committee service, the Chairpersons received an additional retainer as follows: Audit Committee ($10,000), Compensation Committee ($8,000), Risk Committee ($1,000) and Nominating and Governance Committee ($6,000). Non-Chairperson committee members receive $1,000 per committee meeting attended. Mr. Murphy and Mr. Eulich received only an annual fee of $75,000 for their services as Chairman.

Directors also receive attendance fees and stipends for service on the Board of Directors of the Bank and for representing the holding company board on other committees and on the Bank's advisory boards. In 2016, Mr. Arnold received cash fees of $19,800 and Mr. Eulich received cash fees of $12,200 for their services on the Bank's board of directors. Mr. Downey and Ms. Heeter received cash fees of $1,000 and $2,000, respectively, for their service on the Bank's Kansas City Regional Advisory Board. Mr. Guest received a stipend of $10,200 for his service as Chairperson of the Clayton Advisory Board, and $1,500 for his service on the Bank's Kansas City Regional Advisory Board.

Directors select whether to receive their holding company board compensation in 100% common stock or 50% cash / 50% common stock. Shares issued are calculated using the fair value on the date of payment and are not subject to vesting requirements. The shares are issued under the stockholder approved Stock Plan for Non-Management Directors.

EXECUTIVE COMMITTEE

The Executive Committee is empowered to act on behalf of, and to exercise the powers of, the full Board of Directors in the management of the business and affairs of the Company when the full Board is not in session, except to the extent limited by applicable Delaware law. The charter for the Executive Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. All actions by the committee are reported at the next regular Board of Directors meeting. In addition, approved Executive Committee minutes are shared with all directors. In 2016, the committee met two times.

The Committee consists of six members, including five non-employee directors who are “independent directors” as defined in the NASDAQ standards. For 2016, the independent members of the Executive Committee consisted of Directors Murphy (Committee Chairman), DeCola, Van Trease, Heeter, and Eulich. The non-independent member of the Committee was Director Benoist.

AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board by reviewing all audit processes and fees, the financial information provided to the stockholders and the Company’s systems of internal financial controls. The Audit Committee has the authority and responsibility to select and evaluate and, where appropriate, replace the Company’s independent registered public accounting firm (the “independent auditors”).

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance and the Company’s anonymous “whistleblower” reporting system. To satisfy these oversight responsibilities, the committee separately meets regularly with the Company’s Chief Financial Officer, its Director of Internal Audit, Deloitte & Touche LLP and management. The committee chair periodically meets between formal committee meetings with the Company’s Chief Financial Officer, its Director of Internal Audit, and Deloitte & Touche LLP. The Committee also receives regular reports regarding issues such as the status and findings of audits being conducted by the internal and independent auditors, the status of material litigation, accounting changes that could affect the Company’s financial statements and proposed audit adjustments.

All members of the Audit Committee meet the NASDAQ independence standards and meet the additional requirements applicable to Audit Committee members. In 2016, the Audit Committee consisted of Directors Van Trease (Committee Chairperson), Arnold, Guest, Downey, and Havel. The Audit Committee met five times in 2016. Eloise E. Schmitz and Nevada A. Kent IV, who were appointed to the Board on February 8, 2017, were appointed to the Audit Committee on February 9, 2017, and were determined to meet the NASDAQ independence standards as well as the additional requirements applicable to Audit Committee members.

The Board of Directors has determined that Directors Guest, Havel, Kent, and Van Trease satisfy the requirements of an “ audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and satisfy the definition of “financially sophisticated” under NASDAQ Rule 5605(c).

The Company’s Board has determined that none of the Directors on the Audit Committee have a relationship with the Company or the Bank that would interfere with the exercise of independent judgment in carrying out their responsibilities as director. None of them is, nor have they been for the past three years, an employee of the Company or the Bank, and none of their immediate family members is, nor have they been for the past three years, an executive officer of the Company or the Bank.

As noted in the Audit Committee’s charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, the Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Audit Committee are in no way designed to supersede or alter those traditional responsibilities. The Audit Committee’s role does not provide any special assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of quality of audits performed by the independent auditors. The Audit Committee reassesses the adequacy of the charter on an annual basis.

The Audit Committee has considered whether the provision by Deloitte & Touche LLP of the services covered by the audit fees is compatible with maintaining Deloitte & Touche LLP’s independence and has concluded that it is compatible. The Audit Committee is responsible for pre-approving all auditing services and permitted non-auditing services to be performed by the Company’s independent auditors. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent auditors, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

The Report of the Audit Committee appears on page 33 of this Proxy Statement.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee assists the Board in identifying and recommending qualified director nominees for election at the annual meeting. The charter for the Nominating and Corporate Governance Committee may be found in the investor relations section of the Company’s website at www.enterprisebank.com. The committee also recommends membership on Board committees, reviews and assesses the Company's governance guidelines, policies and practices, and oversees an annual Board self-evaluation.

All members of the committee meet the NASDAQ independence standards. Nominating and Corporate Governance Committee members for 2016 were Directors Heeter (Committee Chairperson), DeCola, Holmes, and Murphy. The committee met five times in 2016.

The Nominating and Corporate Governance Committee may consider candidates for Board membership coming to its attention through current Board members, search firms, stockholders and other persons. The Nominating and Corporate Governance Committee identified Mr. Kent and recommended him for election to the Board.  Ms. Schmitz was identified also by the Nominating and Governance Committee through her service as a Director of our bank subsidiary, Enterprise Bank & Trust.  Mr. Walsh joined our Board in connection with the acquisition of Jefferson County Bancshares, Inc. Suggestions for nominees from stockholders are evaluated in the same manner as other nominees. Any stockholder nomination must be submitted in writing to the Secretary at: Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri 63105, and should include the stockholder’s name, address and the number of the Company’s shares owned by the stockholder, along with the nominee’s name and qualifications in accordance with the procedures set forth in our By-Laws, as described in Proposals of Stockholders on page 34. No stockholder has properly nominated anyone for election as a director at the annual meeting.

There is no predetermined process for identifying and evaluating potential candidates to be nominees for directors, and there is no fixed set of qualifications that must be satisfied before a candidate will be considered. Rather, the Nominating and Corporate Governance Committee has the flexibility to consider such factors as it deems appropriate. These factors may include education, diversity, experience with business and other organizations comparable with EFSC, the interplay of the candidate’s experience with that of other members of the Board, and the extent to which the candidate would be a desirable addition to the Board and to any of the committees of the Board. The Nominating and Corporate Governance Committee will evaluate nominees for directors submitted by stockholders in the same manner in which it evaluates other director nominees.

Stockholders may communicate directly to the Board, including individual directors, by sending a letter to the Board at: Enterprise Financial Services Corp Board of Directors, 150 North Meramec, Clayton, Missouri 63105. All communications directed to the Board of Directors will be received and processed by the Secretary of the Company and will be transmitted to the Chairperson of the Nominating and Corporate Governance Committee without any editing or screening.

COMPENSATION COMMITTEE

In 2016, the Compensation Committee consisted of Directors DeCola (Committee Chairman), Eulich, Holmes, and Murphy. The Compensation Committee met six times in 2016. Nevada A. Kent IV, who was appointed to the Board on February 8, 2017, was appointed to the Compensation Committee on February 9, 2017. Currently, the Compensation Committee is comprised solely of non-employee directors, all of whom the Board has determined are independent pursuant to the NASDAQ rules. The responsibilities of the Committee are set forth in its charter, which is available in the investor relations section of the Company’s website at www.enterprisebank.com, and includes the responsibility for establishing, implementing and continually monitoring compliance with the Company’s compensation philosophy. Members of the Committee are outside directors within the meaning of Section 162(m) of the Internal Revenue Code of 1986. During fiscal year 2016, no Member was an executive officer of another entity on whose compensation committee or board of directors an executive officer of the Company served.

The Compensation Committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Committee has retained its own compensation consultant and meets regularly with management and with outside counsel to understand the financial, human resources and stockholder implications of compensation decisions being made.

The Compensation Committee Report appears on page 20 of this Proxy Statement.

RISK COMMITTEE

The Risk Committee assists the Board in carrying out its responsibilities with respect to the comprehensive oversight of the types and levels of risk being incurred by the organization, and the effectiveness of the methods used to identify, monitor, manage, and report those risks. The charter for the Risk Committee may be found at the Company's website at www.enterprisebank.com.

The responsibilities of the Risk Committee are to review the Company's Risk Appetite Statement and Risk Tolerances, evaluate the Company's risk priorities, and to monitor and evaluate the Company's risk profile as determined by management. Also, the Risk Committee oversees the composition and activities of the Bank's Operational Risk Committee (“ORC”).

All members of the Committee are non-employee directors or other non-director, non-employee individuals. In 2016 the Risk Committee consisted of Directors Arnold (Committee Chairman), Downey, Guest, Havel, Heeter, and three directors of our bank subsidiary. The Committee met four times in 2016. In addition to joining the Board on February 8, 2017, Eloise E. Schmitz was appointed to the Risk Committee on February 9, 2017.

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS OF THE REGISTRANT

The executive officers of the Company, as of March 6, 2017, are as follows:

Name	Age	Principal Business Occupation During the Past Five Years
Douglas N. Bauche	47
Chief Credit Officer of Enterprise Bank & Trust since May 2016. President of the St. Louis Region of Enterprise Bank & Trust from March 2014 through April 2016. President of the St. Charles Region of Enterprise Bank & Trust from March 2000 through March 2014.

Peter F. Benoist	69	Chief Executive Officer of Enterprise Financial Services Corp since May 2008. President of Enterprise Financial Services Corp from May 2008 through August 2016.
Scott R. Goodman	53
President of Enterprise Bank & Trust since April 2013. Executive Vice President and Director of Commercial Banking & Wealth Management of Enterprise Bank & Trust from May 2012 through April 2013. Senior Vice President, Senior Loan Officer, and President of the St. Louis Region of Enterprise Bank & Trust from January 2009 through May 2012.

James B. Lally	48
As previously disclosed, concurrent with Mr. Benoist's resignation, Mr. Lally will succeed Mr. Benoist as the Chief Executive Officer of Enterprise Financial Services Corp. President of Enterprise Financial Services Corp since August 2016, Executive Vice President and Director of Fee Businesses from May 2016 through August 2016, President of Commercial Banking of Enterprise Bank & Trust from 2014 through May 2016, President of the St. Louis Region of Enterprise Bank & Trust from 2011 through 2014.

Mark G. Ponder	46
Senior Vice President and Controller of Enterprise Financial Services Corp since March 2012. Chief Financial Officer of Enterprise Bank & Trust since August 2016. Controller of Corizon Health, Inc. from July 2010 through March 2012.

Keene S. Turner	37
Executive Vice President and Chief Financial Officer of Enterprise Financial Services Corp since October 2013. Executive Vice President and Chief Accounting Officer of National Penn Bancshares, Inc. from February 2010 through October 2013.

Loren E. White	60
Senior Vice President and Head of Human Resources of Enterprise Bank & Trust since February 2014. Vice President of Talent Management & Organization Development of Corizon Health, Inc. from August 2012 through February 2014. Senior Director of Human Resources of Corizon Health, Inc. from October 2008 through August 2012.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section provides information regarding our compensation programs for our named executive officers (“Named Executive Officers” or “NEOs”) for fiscal year 2016, including our overall compensation philosophy, components of compensation that we provide, and the objectives and intended incentives of our compensation programs. Our “Named Executive Officers” for fiscal year 2016 were as follows:

Name	Title	Age
Peter F. Benoist	Chief Executive Officer	69
Keene S. Turner	Executive Vice President and Chief Financial Officer	37
James B. Lally	President	48
Scott R. Goodman	President - Enterprise Bank & Trust	53
Douglas N. Bauche	Chief Credit Officer - Enterprise Bank & Trust	47
Frank H. Sanfilippo[1]	Executive Vice President and Chief Operating Officer	54

(1) Frank Sanfilippo's employment with the Company was terminated on June 30, 2016, but he is included in the list of Named Executive Officers for the 2016 fiscal year under applicable rules of the Securities and Exchange Commission (the “SEC”).

Compensation Objectives
Principles. Our compensation philosophy is to provide competitive compensation that rewards executives for performance and management of risk. We develop and administer compensation programs consistent with the following principles:

•	Compensation will include a substantial performance-based component which is:

•	based on clearly defined goals;

•	aligned with measurable business results, appropriate risk management and increase in stockholder value; and

•	linked to successful implementation of our business plan.

•	Compensation is designed to attract, motivate and retain valuable performers.

•	Compensation will be fair and market competitive.

Alignment. We believe our compensation system is currently operating consistent with these principles and that our executive compensation is aligned with the Company’s performance. Further, just as our business is continually in a process of adapting for future success, so too our compensation system is annually reviewed and will be adapted as needed to lead the way to success. As shown in the below chart, Mr. Benoist’s total compensation, as measured in the Summary Compensation Table, and our stock price growth both have been sustained at reasonably consistent levels.

Stockholder Approval. Our stockholders have consistently approved our executive compensation program by high margins in every stockholder advisory vote on executive compensation that we have conducted. Last year, stockholders approved our executive compensation program by a ratio of 99.3% of votes cast. These votes are advisory and not binding upon the Compensation Committee of the Board of Directors (the “Committee”), however the Committee takes the outcome of the votes into consideration in making executive compensation decisions. The Committee works with management and its outside advisors to provide improved disclosure of our executive compensation program in the Company’s proxy statements.

Overview of the Compensation Process
The Committee administers the Company's executive compensation programs under the authority of its charter. The Committee has responsibility for establishing, implementing and monitoring compliance with the Company's compensation philosophy.

The Committee has overall responsibility relating to compensation for the officers and other associates of the company. Other than with respect to Named Executive Officers, the Committee delegates certain of those functions to management. In the case of Named Executive Officers, the Committee establishes and reviews base salaries, short-term incentives, and long-term incentives, including measurement metrics and goals. With respect to executives below this level, the Committee reviews management's recommendations with respect to these matters. In the case of our non-executive associates, the Committee reviews, approves, and monitors overall compensation practices. The Committee retains oversight over compensation programs that are delegated to management, including evaluating compensation practices to determine that they do not encourage inappropriate risk to the Company.

Committee Agendas, Scheduling, and Keeping of the Minutes. The Committee Chairman, with input from the Committee, works with the Company's Senior Vice President of Human Resources, in preparing the agenda and calendar for the year. The Corporate Secretary takes minutes of the Committee's meetings. The Committee reviews and approves all minutes. The minutes are shared with the full Board upon approval.

Performance Reviews. Our Chief Executive Officer conducts performance evaluations or has final approval over performance evaluations for the other Named Executive Officers. The Executive Committee conducts the annual performance evaluation of our Chief Executive Officer, with input from the non-employee members of the Board. The Executive Committee discusses the Chief Executive Officer’s performance with the full board, excluding any employee directors and reports the Chief Executive Officer’s leadership rating to the Compensation Committee.

The performance review of our executive officers includes individual performance criteria consisting of financial and operational performance goals for specific lines of business, management of risk and development of teams and leadership.

The performance review of our Chief Executive Officer is based on the financial performance of the Company, the increase in stockholder value, growth in the human capital of the organization, succession planning, input from the outside members of the Board, the Company's overall management of risk, and development and execution of our strategy. The Committee discusses the Executive Committee's evaluation of the Chief Executive Officer without the Chief Executive Officer being present. A Committee member presents the Committee's decisions for compensation of each executive officer to the full Board.

Compensation Consultant. In 2016, the Committee again engaged Pay Governance to provide consulting services with respect to executive compensation. At the Committee's August 2016 meeting, Willis Towers Watson (“WTW”) was selected as the Company's 2017 compensation consultant. Neither Pay Governance nor WTW own any securities of the Company, nor do the consultants have any other business relationships with the Company or other individual associates. The Committee decides the nature and scope of any compensation consultant’s assignments.

Pay Governance’s work for the Committee in 2016 included: (i) review and analysis of compensation data from the peer group of 23 companies discussed below for purposes of analyzing the competitiveness of the Company’s compensation for executive officers, and (ii) providing business and technical advice on executive compensation matters, including short-term and long-term incentive compensation. In 2016, Pay Governance provided no material services to the Company separate from its service to the Committee.

Comparisons to Peer Group. The Committee uses competitive data to compare its compensation levels to a group of peer companies with respect to the following elements of compensation for Named Executive Officers:

•	Base salary;

•	Short-term annual incentives;

•	Equity compensation elements such as performance contingent grants of stock; and

•	Other elements that to date have been reported publicly under SEC rules.

•	The Committee selects the peer group with the advice of the Company’s compensation consultant and input from management.

The peer group companies were selected to reflect financial institutions of comparable asset size to the Company with operations in markets that are geographically comparable to the Company’s markets. The Committee believes that these component companies represent institutions that compete for the Company’s talent pool. The Committee does not set rigid benchmarks for compensation of Named Executive Officers. The Committee's objective is to offer total target compensation for Named Executive Officers that is competitive with the Company's peers considering the relative performance of the executive and the Company. The Committee evaluates the competitiveness of the Company's executive compensation by comparisons to the peer group, including median compensation for executives having comparable responsibility at financial institutions of comparable asset size.

In 2016, our peer group consisted of the following 23 component companies:

Arrow Financial Corporation	Lakeland Financial Corp.
Bank of the Ozarks, Inc.	MidWest One Financial Group, Inc.
BNC Bancorp	Pinnacle Financial Partners Inc.
Cardinal Financial Corp.	QCR Holdings Inc.
CoBiz Financial Inc.	Republic Bancorp Inc.
Eagle Bancorp, Inc.	Simmons First National Corporation
Fidelity Southern Corporation	Southside Bancshares Inc.
Financial Institutions Inc.	Southwest Bancorp Inc.
First Financial Bankshares Inc.	Stock Yards Bancorp, Inc.
The First of Long Island	Suffolk Bancorp
Heartland Financial USA Inc.	Tompkins Financial Corporation
Home BancShares, Inc. (Conway, AR)

As the Company's size and operations change, the Committee will evaluate, with the advice of its compensation consultants, whether changes should be made to the peer group.

In addition to comparisons to the peer group, and in the interest of taking internal equity into account, the Committee examines the relationship of one Named Executive Officer's total compensation and components to other Named Executive Officers.

Setting Compensation. The Committee considers the results of performance evaluations, peer group comparisons, and a review of the Company's goals and objectives. Based on this review, the Committee approves, and reports to the Board its decisions regarding the base salary, short-term incentive compensation targets and long-term equity awards for our Named Executive Officers for the current year, as well as short-term incentive compensation earned for the prior year.

Compensation Components
Our executive compensation consists of three components:

•	Base salary;

•	Short-term annual incentive awards; and

•	Long-term equity incentive compensation.

We also provide modest levels of perquisites, described later, to our Named Executive Officers. Named Executive Officers may elect to participate in a Deferred Compensation Plan that is available to certain other executives as well. We do not provide any executive benefits in the form of supplemental executive retirement plans or special health care plans. Named Executive Officers also participate in other associate benefit programs that are provided or available to the general associate population such as health care, disability, life insurance and a defined contribution plan. These programs are described later. The Summary Compensation Table on page 23 provides additional information.

The Committee does not have a firm policy for the allocation of compensation components. Allocations of compensation among the various components are intended to align compensation with achievement of performance goals and appropriate risk management while remaining competitive in comparison to the Company’s peer group.

Base Salaries. We use base salary to recognize and compensate for requisite competencies, experience, and knowledge that we believe our Named Executive Officers must possess. In setting base salaries, the Committee considers the Named Executive Officer's experience, the difficulty that might be encountered in replacing the Named Executive Officer, and how limited the pool of qualified people might be. The Committee also considers comparisons to the peer group to determine competitive levels of base salary for Named Executive Officers.

With recommendations from the Chief Executive Officer and the Senior Vice President of Human Resources, the Committee annually reviews Named Executive Officer base salaries based on individual and Company performance, the individual's level of responsibility, peer group competitive data, internal equity considerations, compensation history, and the terms and conditions of each Named Executive Officer's employment agreement.

Based on these factors, in 2016, the Committee approved increases in rates of base salaries for the Company's Named Executive Officers as follows:

Mr. Benoist	10%
Mr. Turner	3%
Mr. Lally	3%
Mr. Goodman	3%
Mr. Bauche	3%

Outside the normal review period, Mr. Lally received a market adjustment of 48% and Mr. Bauche received a market adjustment of 12% to appropriately reflect responsibilities of their new roles as President of EFSC and Chief Credit Officer, respectively.

Short-Term Annual Incentives. We use short-term incentive programs to align compensation with an executive's performance in a given year, according to a few key goals. Our short-term incentive program sets a threshold, target and exceptional level of short-term incentive awards that a Named Executive Officer is eligible to earn. In the first quarter of each year, our Chief Executive Officer and the Senior Vice President of Human Resources, with the input of other members of management where appropriate, present proposed performance grids to the Committee for review and approval. For other executives, the Chief Executive Officer of the Company reviews the goals and sets the potential incentive amounts for each goal and performance level. The relative importance of each goal in comparison to all goals is determined. The relative weighting determines potential incentive payments for each goal. The Committee uses comparisons to the Company's peer group to determine target levels of payments.

For performance below threshold level of any goal, there is no payment with respect to that goal. Payout for performance falling between the threshold, target and exceptional levels is determined using straight-line interpolation. The Committee retains discretion to make awards above the exceptional level amount if actual performance exceeds exceptional level goals, subject to the maximum incentive amount permitted in the Annual Incentive Plan approved by our stockholders. Short-term annual incentives for 2016 were payable in cash.

The Company's 2016 short term incentive program utilized four goals, consistent with our strategic plan, that were applied across all Named Executive Officers, as well as other members of senior management. The Committee believes these goals align executives' incentives with the Company's stockholders and encourage superior performance in critical areas, such as efficient operations, profitability, prudent growth and effective risk management. The minimum target amount of annual incentives for Mr. Benoist is set forth in his employment agreement.

All Named Executive Officers had the same three Company performance goals and weightings for the 2016 Short-Term Incentive Plan. Following is a summary of the Company performance goals and the actual results of the Company for fiscal 2016.

($ in thousands, except per share data)	% Weight At Target	Threshold	Goals Target	Exceptional	Actual
Earnings per share	40%	$1.68	$1.85	$2.01	$2.41
Core deposits	20%	2,571,692	2,707,044	2,761,185	2,797,365
Core fee income	20%	24,500	25,500	27,000	26,787

Earnings per share is equal to the Company's net income in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) divided by weighted average diluted common shares outstanding for the year ended December 31, 2016. The Committee has discretion to make adjustments for non-recurring or extraordinary items.

Core deposits are measured by calculating the Bank's average total deposits excluding certificates of deposit.

Core fee income is measured as the Company's noninterest income less gain or loss on sale of investment securities and components of noninterest income directly related to purchased credit impaired (“PCI”) assets.

In addition to the above three Company-based goals, 20% of each Named Executive Officer’s short-term incentive award is based on his or her leadership rating. The “Leadership Rating” goal consists of a rating of between zero and four. The threshold level is a rating of two, the target level is a rating of three and the exceptional level is a rating of four.

Following is a summary of the value of short term incentive awards for Named Executive Officers in fiscal 2016 at the threshold, target and exceptional levels and the amount paid based on actual performance:

Name		Threshold	Target	Exceptional	Actual
Peter F. Benoist	Award Value	$87,500	$175,000	$262,500	$260,015
				% of Target	148.6%

Keene S. Turner	Award Value	50,000	100,000	150,000	150,000
				% of Target	150.0%

James B. Lally (1)	Award Value	62,500	125,000	187,500	148,456
				% of Target	118.8%

Scott R. Goodman	Award Value	37,500	75,000	112,500	111,435
				% of Target	148.6%

Douglas N. Bauche	Award Value	30,000	60,000	90,000	86,148
				% of Target	143.6%

(1) Mr. Lally's short-term incentive target was $82,000 until July 2016. It increased to $125,000 in August 2016 to reflect his new role as President of EFSC. The threshold, target, and exceptional amounts reported above represent the goals in place at the end of 2016. The short-term incentive paid was prorated based on time spent in each role, and his actual percentage of target was 148.6% before prorating.

Long-Term Incentive Compensation. Our objectives for long-term incentive compensation for our Named Executive Officers include:

•Aligning incentives with increases in stockholder value;
•Attraction and retention of talented executives;
•Encouraging long-term risk management practices; and
•Provide a clear line of sight towards long-term success.

The Committee also considers the comparisons to the 23 bank peer group discussed above to determine competitive dollar levels of long-term incentive compensation and an appropriate mix between base salary, annual incentive, and long-term incentives.

Grants under the Long-Term Incentive Plan are currently in the form of performance contingent stock which vests upon achievement of performance goals during a three year performance period. Previously, the Company made awards using restricted stock units (“RSUs”) or shares of restricted stock. The Committee believes that awards of performance contingent stock provide more competitive equity incentive compensation to executives in comparison to the Company’s peers.

Compensation under the Long-Term Incentive Plan involves two steps:

•
Grant: A participant first receives a “grant”, which is the setting of performance standards and the amount of target shares which will be awarded according to actual performance outcomes. The performance period is typically three years.

•	Award: Depending on the level at which performance standards are satisfied, the participant receives a commensurate “award” of the equity incentives, paid in the form of stock.

Each year management makes a recommendation to the Committee for grants to Named Executive Officers and pools of other associates of the Company. The Committee reviews this proposal in light of the Committee’s goals and philosophies for incentive compensation and marketplace information, including market data provided by compensation consultants. The Committee makes the final determination of the amount and structure of grants to each Named Executive Officer. The Committee approves the aggregate value of grants and the performance goals applicable to non-executive associates. Grants for our Named Executive Officers are denominated in shares.

Awards for 2014-2016 Performance Period
Grants for the 2014-2016 performance period provided for the possibility of awards at a threshold, target and exceptional level based on the Company’s performance against two financial goals: (1) relative total shareholder return measured against a comparison group of 40 banks and bank holding companies with assets between $1 billion and $10 billion, commercial loans greater than 20% of total loans, and consumer loans less than 10% of total loans, and (2) cumulative earnings per share (“EPS”).

The performance goals and actual outcomes for the period are set forth below:

Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal	Actual
Relative Total
Shareholder Return	50%	50th percentile	65th percentile	90th percentile	93rd percentile
Cumulative EPS	50%	$3.79 per share	$4.29 per share	$4.79 per share	$5.65 per share
	100%

For each goal, achieving threshold performance pays at 50% of target value and achieving exceptional performance pays at 150% of target value. Based on the Company's actual performance during the 2014-2016 performance period, the Company awarded shares at the exceptional level in 2017. This resulted in awards at 150% of the aggregate target level. Our Named Executive Officers received the following respective awards under the Long-Term Incentive Plan for the 2014-2016 performance period:

Named Executive	2014-2016 LTIP Award (# shares)
Peter F. Benoist	23,820
Keene S. Turner	8,220
James B. Lally	7,380
Scott R. Goodman	7,380
Douglas N. Bauche	4,110

The shares awarded were in the form of immediately vested common stock.

Open Grants for 2015-2017 and 2016-2018 Performance Periods
Long-Term Incentive Plan grants are open with respect to the 2015-2017 and 2016-2018 performance periods. Grants for Named Executive Officers are reflected in the Summary Compensation Table on page 23 and the Grants of Plan-Based Awards table on page 25. Subject to achievement of the performance goals described below, open grants to Named Executive Officers under these Long-Term Incentive Plans will be paid in the form of immediately vested shares of common stock.

2015 - 2017 Performance Period
Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal
Total Shareholder Return	50%	50th percentile	65th percentile	90th percentile
Cumulative EPS	50%	$4.50 per share	$5.00 per share	$5.20 per share
	100%

2016 - 2018 Performance Period
Goal	Weight	Threshold Goal	Target Goal	Exceptional Goal
Total Shareholder Return	50%	50th percentile	65th percentile	90th percentile
Cumulative EPS	50%	$5.50 per share	$6.00 per share	$6.50 per share
	100%

Special Restricted Stock Units Granted During 2016
During 2016, the Company announced a management succession and transition plan under which Mr. Lally was named president of the Company. Subsequently, in February, 2017, the Company announced that Mr. Lally will succeed Mr. Benoist as CEO. The transition will take place at the annual shareholders meeting on May 2, 2017, as guided by the management succession and transition plan established by the Board of Directors. In recognition of the need to maintain stability and focus amongst the executive leaders during the transition period, the Committee determined to grant special restricted stock units to Mr. Goodman and Mr. Turner. Pursuant to the 2013 Stock Incentive Plan, these two executives were each granted 10,457 units in August 2016 that will vest in full on the second anniversary of the grant date, depending on continued service to that date.

Also, in connection the promotion of Mr. Bauche to Chief Credit Officer, the Committee determined to grant special restricted stock units to him in March 2016, pursuant to the 2013 Stock Incentive Plan. The 376 units will vest in approximately equal thirds on each of the first three anniversary dates of the grant, depending on continued service to each respective date.

Named Executive Officer Perquisites. We provide perquisites and other personal benefits to Named Executive Officers that we believe are reasonable and consistent with our overall compensation program. See the All Other Compensation - Supplemental Table on page 24 for more information on these items.

Retirement Plans. We expect executives to plan for and fund their own retirement through a defined contribution 401(k) plan and a Deferred Compensation Plan that permits certain executives to defer a limited portion of salary and bonus into any of several investment alternatives. The Company has historically provided an annual Company match to the 401(k) plan. There are no Company contributions to the Deferred Compensation Plan. We do not maintain defined benefit retirement or supplemental executive retirement plans or provide for post-retirement benefits.

Allocation of Compensation Components in 2016
Below is a summary of the allocation of compensation for our Named Executive Officers in 2016.

Name	Base Salary (1)	Short-term Annual Incentive Compensation (2)	Long-term Incentive Compensation (3)	NEO Perquisites (4)	Total
Peter F. Benoist	46%	23%	23%	8%	100%
Keene S. Turner	37%	17%	44%	2%	100%
James B. Lally	56%	25%	14%	5%	100%
Scott R. Goodman	39%	13%	45%	3%	100%
Douglas N. Bauche	59%	20%	15%	6%	100%
Frank H. Sanfilippo (5)	31%	—%	11%	58%	100%

(1) Base salary percentages are based on the amounts disclosed in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Base Salaries” above.

(2) For more information, see the heading “Short-term Annual Incentives” above.

(3) For more information, see the heading “Long-term Incentive Compensation” above.

(4) Named Executive Officer Perquisites percentages are based on the amounts disclosed as “All Other Compensation” in the “Summary Compensation Table” for Named Executive Officers. For more information, see the discussion under the heading “Named Executive Officer Perquisites” above.

(5) Mr. Sanfilippo’s compensation includes amounts received in connection with termination of his employment on June 30, 2016.

Change in Control Severance Benefits
We have entered into employment agreements with our Named Executive Officers granting them “double-trigger” change in control severance benefits (i.e. the benefit is triggered if the executive experiences a qualifying termination upon a change in control of the Company), as more fully described under the heading "Executive Employment Agreements" on page 21. In addition, the Company's 2013 Incentive Stock Plan provides for vesting of outstanding awards and grants upon a change in control. The Committee believes these employment agreements providing double-trigger change in control severance benefits serve the best interests of the Company and its stockholders by ensuring that, in considering any proposed change in control, the Named Executive

Officers would be able to advise the Board objectively about the transaction, without being unduly influenced by personal concerns such as the loss of employment following a change in control. These arrangements are also intended to promote stability and continuity of senior management. Information on applicable payments under such employment agreements for Named Executive Officers is contained under the heading "Executive Employment Agreements" on page 21 and “Potential Payments Upon Termination or Change in Control” on page 28.

Sections 280G and 4999
Our Named Executive Officers are not entitled to any tax gross-up in the event they are subject to excise taxes payable under Section 4999 of the Code, in connection with a change in control.

Section 162(m) of the Internal Revenue Code - Compensation Deductibility Limits
Section 162(m) generally limits the Company’s ability to deduct compensation in excess of $1 million to the Company's chief executive officer and four other highest compensated officers in any tax year. The Committee generally administers the Company’s long-term and short-term incentive plans to attempt to be eligible for deduction under Section 162(m). However, the Committee retains the flexibility to award compensation which does not meet the deductibility requirements of Section 162(m) if necessary to achieve the objectives described in this discussion.

Clawback Policy
The Company has voluntarily adopted a clawback policy permitting the Committee to recover incentive compensation paid to any executive officer (as defined under federal securities laws) based on materially inaccurate financial information or performance metrics. A copy of the clawback policy is available on the Company’s website at www.enterprisebank.com.

Stock Ownership Guidelines
The Company's stock ownership guidelines provide that non-employee directors and different levels of executives are expected to own a specific amount of our common stock within the later of five years of adopting the program or five years after the date the executive becomes a Named Executive Officer or director as applicable. Named Executive Officers and non-employee directors are expected to make continuing progress towards compliance with the guidelines during the five-year period. For purposes of determining whether an executive or non-employee director is in compliance, or making progress towards compliance, stock is valued at its purchase price or, in the case of stock awarded under the Company's compensation plan, at its value at the time of the award. The table below shows the guidelines for Named Executive Officers by executive level.

TITLE	STOCK OWNERSHIP GOAL
Chief Executive Officer / President	Greater of 50,000 shares or 5 x Base Salary
All Other Named Executive Officers	Greater of 25,000 shares or 2.5 x Base Salary
Non-Employee Directors	$250,000*

*Non-employee directors are expected to own, or to acquire such amount within five years after the date of becoming a director.

Under the Company’s Insider Trading Policy, Directors and Officers are prohibited from engaging in hedging transactions related to Company stock, such as puts, calls, other derivative transactions, forward sale contracts swaps, and other arrangements intended to hedge exposure to Company stock or provide protection against declines in the value of Company stock.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 and, based on such review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the Compensation Committee,

Michael A. DeCola, Chairman	John S. Eulich

James J. Murphy, Jr.	Michael R. Holmes

Nevada A. Kent, IV

EXECUTIVE EMPLOYMENT AGREEMENTS

Executive Employment Agreement with Mr. Benoist
As of the date of this proxy, Mr. Benoist is the Chief Executive Officer of the Company pursuant to an Executive Employment Agreement between Mr. Benoist and the Company, originally effective May 1, 2008. The agreement, as amended, specifies that Mr. Benoist will serve as Chief Executive Officer until the earlier of the effective date of the Company's appointment of a successor Chief Executive Officer, or December 31, 2017.

Mr. Benoist's agreement provides him with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality and non-compete provisions for his period of employment and for a period of one year after termination of his employment, and non-solicitation provisions for his period of employment and for a period of one year after termination (non-solicitation of employees) and for a period of two years after termination (non-solicitation of protected customers).

As previously disclosed, Mr. Benoist will retire from his positions as director and Chief Executive Officer at the annual meeting, and will be succeeded by James B. Lally as Chief Executive Officer. Mr. Lally is included in this proxy statement as a nominee for director. In connection with Mr. Benoist's retirement, the Company and Mr. Benoist have agreed to enter into a Retirement and Consulting Agreement (“Consulting Agreement”) pursuant to which Mr. Benoist will provide consulting services to the Company for a period ending upon the later of (i) the date that is six months from the effective date of the Consulting Agreement or (ii) December 31, 2017. In exchange, Mr. Benoist will be entitled to receive his then current annual base salary in bi-weekly installments during the consulting period.

In addition, upon his retirement, Mr. Benoist will be entitled to receive (i) his annual incentive for the year of his retirement under the Company’s annual incentive plan had he remained an employee to the end of the year of his retirement payable at the same time as other employees receiving payment of the annual incentive award, (ii) accelerated vesting of 2,747 shares of restricted stock which vest by their terms in December 2017, and (iii) his outstanding grants under the Company’s long-term incentive plan will continue to vest as though his employment had not terminated and will be paid based on actual performance as determined by the Compensation Committee following completion of the applicable performance period.

Executive Employment Agreement with Mr. Turner
Effective September 13, 2013, the Company entered into an Executive Employment Agreement with Mr. Turner. Mr. Turner's agreement, as amended, provides for a continuous term until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Turner with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Turner. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, vested deferred compensation, accrued benefits through his date of termination, accrued vacation pay and reimbursement of business expenses. If Mr. Turner’s employment is terminated in a “Termination Other Than for Cause” (as defined in the agreement), he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a period over one year, and all unvested equity awards will become vested. If Mr. Turner's employment is terminated in a “Termination Upon Change in Control” (as defined in the agreement), he will be entitled to severance compensation equal to two years of base salary and target level bonus in a lump sum payment 10 days after his satisfaction of the release provisions contained in the agreement, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Turner nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Lally
Effective June 30, 2015, the Company entered into an Executive Employment Agreement with Mr. Lally. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Lally with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment (unless his employment is terminated in a “Termination Upon a Change in Control” (as defined in the agreement) in which case the non-compete and non-solicitation provisions are in effect for his period of employment and for a period of six months after termination of his employment).

The reason for termination determines the amount of severance compensation, if any, due to Mr. Lally. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through his date of termination, accrued vacation pay, and reimbursement of business expenses. If Mr. Lally’s employment is terminated in a “Termination Other Than for Cause” (as defined in the agreement), he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum payment on the 60th day following Mr. Lally’s termination, and all unvested equity awards will become vested.

If Mr. Lally's employment is terminated in a “Termination Upon a Change in Control” (as defined in the agreement), he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum payment on the 60th day following Mr. Lally’s termination, and all unvested equity awards will become vested. Upon any other termination, disability or death, neither Mr. Lally nor his estate will be entitled to any severance compensation.

At the annual meeting, Mr. Benoist will retire and Mr. Lally will become the Chief Executive Officer of the Company.

Executive Employment Agreement with Mr. Goodman
Effective January 1, 2005, and amended on October 11, 2013, the Company entered into an Executive Employment Agreement with Mr. Goodman. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Goodman with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment.

The reason for termination determines the amount of severance compensation, if any, due to Mr. Goodman. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through his date of termination, accrued vacation pay, and reimbursement of business expenses. If Mr. Goodman’s employment is terminated in a “Termination Other Than for Cause” (as defined in the agreement), he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum payment on the 60th day following Mr. Goodman’s termination. If Mr. Goodman's employment is terminated in a “Termination Upon a Change in Control”, he will be entitled to severance pay equal to two years of base salary plus two times the target amount of his annual cash bonus opportunity for the year, paid in a lump sum payment on the 60th day following Mr. Goodman’s termination, and all unvested equity awards will become vested for the year in which such termination occurs. Upon any other termination, disability or death, neither Mr. Goodman nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Bauche
Effective January 5, 2015, the Company entered into an Executive Employment Agreement with Mr. Bauche. The agreement provides for his continuous employment until the agreement is terminated in accordance with its provisions. The agreement provides Mr. Bauche with severance compensation in the event of his termination under certain circumstances. The agreement also has confidentiality, non-compete and non-solicitation provisions for his period of employment and for a period of one year after termination of his employment (unless his employment is terminated in a “Termination Upon a Change in Control” (as defined in the agreement) in which case the non-compete and non-solicitation provisions are in effect for his period of employment and for a period of six months after termination of his employment).

The reason for termination determines the amount of severance compensation, if any, due to Mr. Bauche. Generally, he is entitled to payment of accrued base salary, bonus to the extent earned, accrued benefits through his date of termination, accrued vacation pay, and reimbursement of business expenses. If Mr. Bauche’s employment is terminated in a “Termination Other Than for Cause" (as defined in the agreement), he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum on the 60th day following Mr. Bauche’s termination.

If Mr. Bauche's employment is terminated in a “Termination Upon a Change in Control” (as defined in the agreement), he will be entitled to severance compensation equal to one year of base salary and target level bonus, paid in a lump sum on the 60th day following Mr. Bauche’s termination, and all unvested equity awards will become vested for the year in which such termination occurs. Upon any other termination, disability or death, neither Mr. Bauche nor his estate will be entitled to any severance compensation.

Executive Employment Agreement with Mr. Sanfilippo
On July 1, 2016, the Company entered into an Employment Separation and Release Agreement under which Mr. Sanfilippo's employment with the Company terminated on July 15, 2016. Under the terms of the agreement, Mr. Sanfilippo received severance pay in the amount of $311,674, representing one year of base salary plus his short term incentive for the year at the target level. The agreement also had confidentiality, non-compete and non-solicitation provisions for a period of one year after termination of his employment.

SUMMARY COMPENSATION TABLE

The following table shows the compensation paid to the Company's Named Executive Officers for years ended December 31, 2016, 2015 and 2014.

		Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)
Name and Principal Position	Year		(1)	(2) (3)	(4)	(5)	Total ($)
Peter F. Benoist	2016	$516,375	$—	$259,350	$260,015	$92,388	$1,128,128
Chief Executive Officer	2015	471,128	—	266,800	247,914	33,030	1,018,872
	2014	459,637	250,000	246,775	230,261	32,780	1,219,453
Keene S. Turner	2016	333,125	—	389,311	150,000	20,600	893,036
Executive Vice President and	2015	305,673	—	92,000	141,665	20,600	559,938
Chief Financial Officer	2014	260,000	—	85,159	131,578	59,974	536,711
James B. Lally	2016	331,342	—	80,275	148,456	28,674	588,747
President
Scott R. Goodman	2016	318,150	—	380,286	111,435	29,186	839,057
Executive Vice President;	2015	305,370	—	82,800	106,249	29,341	523,760
President - EB&T	2014	285,858	—	76,457	94,933	117,417	574,665
Douglas N. Bauche	2016	253,270	—	63,669	86,148	26,214	429,301
Chief Credit Officer - EB&T
Frank H. Sanfilippo	2016	174,900	—	62,700	—	323,445	561,045
Executive Vice President and	2015	266,650	—	64,400	75,708	22,141	428,899
Chief Operating Officer	2014	256,233	—	59,674	72,782	21,891	410,580

(1)	Mr. Benoist received a $250,000 cash bonus for his employment with the Company as of December 31, 2014 as defined in his amended contract.

(2)
The amounts shown in this column represent the grant date fair value, computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation (“FASB ASC 718”), disregarding estimates of forfeiture, of share denominated performance contingent grants of stock. For more information, please refer to Note 16 - Compensation Plans included in the Company's 2016 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission on February 24, 2017.

(3)
On February 15, 2017, the shares earned for the 2014 LTIP grant were paid in shares of Company stock. The actual number of shares awarded were as follows: Mr. Benoist, 23,820, Mr. Turner, 8,220, Mr. Lally, 7,380, Mr. Goodman, 7,380, and Mr. Bauche, 4,110. For the 2015 LTIP grant, if performance conditions are met, the awards will be made in shares of Company stock. The maximum number of shares that would be awarded assuming the highest level of performance would be achieved is as follows: Mr. Benoist, 21,750, Mr. Turner, 7,500, Mr. Lally, 6,750, Mr. Goodman, 6,750, and Mr. Bauche, 4,500. For the 2016 LTIP grant, if performance conditions are met, the awards will be made in shares of Company stock. The maximum number of shares that would be awarded assuming the highest level of performance would be achieved is as follows: Mr. Benoist, 16,380, Mr. Turner, 5,640, Mr. Lally, 5,070, Mr. Goodman, 5,070, and Mr. Bauche, 3,390. These grants are discussed in further detail under the heading “Compensation Components - Long-Term Incentive Compensation” in the Compensation Discussion and Analysis section above. For 2016, this column also includes the following special RSU awards: Mr. Turner, 10,457 shares on August 9, 2016, Mr. Goodman, 10,457 shares on August 9, 2016, and Mr. Bauche, 376 shares on March 16, 2016. These grants are discussed in further detail under the heading “Special Restricted Stock Units Granted During 2016” in the Compensation Discussion and Analysis section above.

(4)
The amounts shown in this column constitute the Short-Term Cash Incentive earned by each Named Executive Officer based on the Board’s evaluation of each Officer’s performance. These awards are discussed in further detail under the heading “Compensation Components - Short-Term Annual Incentives" in the Compensation Discussion and Analysis section above.

(5)	This column indicates amounts for various benefits provided to the Named Executive Officers as shown in the following supplemental table.

ALL OTHER COMPENSATION – SUPPLEMENTAL TABLE

Name and Principal Position	Year	401(k) Match	Car Allowance (1)	Club Dues (2)	Life Insurance	Other Cash Bonus	Other Comp (3)	Total
Peter F. Benoist	2016	13,250	7,200	66,000	5,788	150	—	92,388
President and Chief Executive	2015	13,250	7,200	6,000	6,430	150	—	33,030
Officer	2014	13,000	7,200	6,000	6,430	150	—	32,780
Keene S. Turner	2016	13,250	7,200	—	—	150	—	20,600
Executive Vice President and	2015	13,250	7,200	—	—	150	—	20,600
Chief Financial Officer	2014	13,000	7,200	—	—	150	39,624	59,974
James B. Lally	2016	13,250	7,200	7,200	874	150	—	28,674
President

Scott R. Goodman	2016	13,250	7,200	7,200	1,386	150	—	29,186
Executive Vice President	2015	13,250	7,200	7,200	1,541	150	—	29,341
President - Enterprise Bank & Trust	2014	13,000	7,200	95,526	1,541	150	—	117,417
Douglas N. Bauche	2016	13,250	7,200	4,740	874	150	—	26,214
Chief Credit Officer - EB&T

Frank H. Sanfilippo	2016	7,362	3,600	—	809	—	311,674	323,445
Executive Vice President and	2015	13,250	7,200	—	1,541	150	—	22,141
Chief Operating Officer	2014	13,000	7,200	—	1,541	150	—	21,891

(1)	Executives and key management are typically provided a car allowance, which may be used toward the cost of car ownership, including leases/loans, insurance, and maintenance.

(2)
Mr. Benoist's club dues for 2016 represent a one-time country club initiation fee of $60,000 and club dues of $6,000. Mr. Goodman's club dues for 2014 represent a one-time country club initiation fee of $91,200 and club dues of $4,326.

(3)
Mr. Turner's other compensation represents relocation expenses. Mr. Sanfilippo's other compensation represents severance paid in connection with termination of his employment on July 15, 2016. Specifically, this amount equals one year of base salary plus the target amount of his 2016 annual cash bonus opportunity.

GRANTS OF PLAN-BASED AWARDS

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (# of shares) (2)			All Other Stock Awards (3)	Grant Date Fair Value of Stock and Option Awards (4)
Name		Threshold	Target	Maximum	Threshold	Target	Maximum
Peter F. Benoist	1/27/2016	$87,500	$175,000	$262,500	5,460	10,920	16,380	—	$259,350
Keene S. Turner	1/27/2016	50,000	100,000	150,000	1,880	3,760	5,640	10,457	389,311
James B. Lally (5)	1/27/2016	50,000	100,000	150,000	1,690	3,380	5,070	—	80,275
Scott R. Goodman	1/27/2016	37,500	75,000	112,500	1,690	3,380	5,070	10,457	380,286
Douglas N. Bauche	1/27/2016	30,000	60,000	90,000	1,130	2,260	3,390	376	63,669
Frank H. Sanfilippo (6)	1/27/2016	28,750	57,500	86,250	1,320	2,640	3,960	—	62,700

(1)
The material terms of the annual cash incentive awards are described above in the section titled “Compensation Components - Short-Term Annual Incentives,” in the Compensation Discussion and Analysis section above.

(2)
The amounts shown reflect the threshold, target, and maximum incentive grants under the 2013 Stock Incentive Plan. These awards are denominated in shares. If performance conditions are met, the awards will be made in shares of Company stock. For more information on these awards, see under the heading “Compensation Components - Long-Term Incentive Compensation”, in the Compensation Discussion and Analysis section above.

(3)
This column includes special RSU awards made during the year. Mr. Turner and Mr. Goodman received special RSU awards on August 9, 2016, which vest on the second anniversary of the grant date. Mr. Bauche received a special RSU award on March 15, 2016, which vests in equal thirds on each of the first three anniversaries of the grant date.

(4)
The aggregate grant date fair value pursuant to the 2013 Stock Incentive Plan were computed in accordance with FASB ASC 718. The grant value reflects the performance component of the grant at target and the market condition component of the grant reflects the grant date fair value derived using a Monte Carlo simulation.

(5)
Mr. Lally's short-term incentive target was $82,000 until July 2016. It increased to $125,000 in August 2016 to reflect his new role as President of EFSC. The threshold, target, and exceptional amounts reported above have been prorated to reflect this change.

(6)	In accordance with Mr. Sanfilippo's termination, the awards granted 1/27/2016 were forfeited.

For more information, please refer to Note 16 - Compensation Plans included in the Company's 2016 Consolidated Financial Statements on Form 10-K filed with the Securities and Exchange Commission on February 24, 2017.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth the outstanding equity awards as of December 31, 2016, for each NEO.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Peter F. Benoist
Granted 1/5/2008	3,970	—	$22.90	1/5/2018
Granted 6/15/2007	16,508	—	25.63	6/15/2017
Granted 6/13/2008	43,178	—	20.63	6/13/2018
Granted 9/24/2008	50,000	—	21.49	9/24/2018
Total	113,656	—			7,728	$332,304	41,300	$1,775,900
Keene S. Turner
Total	—	—			10,457	449,651	14,240	612,320
James B. Lally
Granted 6/15/2007	4,245	—	25.63
Granted 6/13/2008	5,188	—	20.63
Granted 9/24/2008	15,000	—	10.14
Total	24,433	—			2,760	118,680	12,800	550,400
Scott R. Goodman
Granted 6/13/2008	7,500	—	20.63	6/13/2018
Total	7,500	—			12,589	541,327	12,800	550,400
Douglas N. Bauche
Total	—	—			1,208	51,944	8,000	344,000

(1)	Awards granted on January 5, 2008 represent nonqualified stock options. Awards granted on June 15, 2007, June 13, 2008, and September 24, 2008, represent stock settled stock appreciation rights.

(2)
Shares or units of stock shall vest on the following dates for each Named Executive Officer as follows: Mr. Benoist: 4,701 on February 17, 2017, and 3,027 on May 2, 2017; Mr. Turner: 10,457 on August 9, 2018; Mr. Lally: 2,760 on December 15, 2017; Mr. Goodman: 2,132 on December 15, 2017, and 10,457 on August 9, 2018; and Mr. Bauche: 126 on March 15, 2017, 832 on December 15, 2017, 125 on March 15, 2018, and 125 on March 15, 2019.

(3)
The amounts shown reflect target incentive grants for the years 2014, 2015, and 2016 under the 2013 Stock Incentive Plan. The settlements for these grants are contingent on the Company's results for a three-year period. These grants are discussed in further detail under the heading “Compensation Components - Long-Term Incentive Compensation,” in the Compensation Discussion and Analysis section above.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information concerning any option exercises or vested stock awards for each NEO during 2016.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (1)	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting
Name	(#)	($)	(#)	($)
Peter F. Benoist	2,900	$29,342	16,403	$502,632
Keene S. Turner	—	—	3,101	126,831
James B. Lally	—	—	2,404	84,690
Scott R. Goodman	5,753	72,603	4,119	148,148
Douglas N. Bauche	—	—	1,838	75,174
Frank H. Sanfilippo	49,843	264,967	—	—

(1) Includes shares acquired that were subsequently withheld to pay for taxes.

NONQUALIFIED DEFERRED COMPENSATION

The following table sets forth information for each NEO during 2016 with respect to our Deferred Compensation Plan. Our Deferred Compensation Plan permits certain executives to participate and defer up to 25% of their base salary and/or up to 100% of their eligible bonus for a plan year. Participants can direct the investment of their accounts among the hypothetical investment alternatives made available under the plan and their accounts are adjusted for deemed investment gains or losses resulting from such investment directions. Participants make an irrevocable election when they elect to participate for a plan year to receive the vested account balance following their retirement date, or at a future date not less than five years after the beginning of the plan year. Participants may make hardship withdrawals under specific circumstances.

	Executive Contributions in Last Fiscal	Aggregate Gains in Last Fiscal	Aggregate Withdrawals/	Aggregate Balance at Last Fiscal
Name	Year (1)	Year	Distributions	Year End
Peter F. Benoist	$100,000	$25,155	$—	$687,060
Keene S. Turner	—	—	—	—
James B. Lally	20,000	21,724	—	293,913
Scott R. Goodman	—	—	—	—
Douglas N. Bauche	—	—	—	—
Frank H. Sanfilippo	—	40,625	—	472,357

(1) Amounts in this column have been reported in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 23.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Historically, our Named Executive Officers have been entitled to severance and change in control compensation under certain termination of employment events. The amounts potentially payable to our NEOs under our Deferred Compensation Plan are set forth under the Nonqualified Deferred Compensation section above. The following table quantifies the amount of such compensation which would have been received if the terminations had occurred as of December 31, 2016. In the case of acceleration of unvested equity awards, the amount shown is based upon the closing price of $43.00 per share for our common stock as of December 31, 2016, and reflects the value of performance awards at target, RSUs and the net cash equivalent due the holder offset by any exercise or "strike" price for stock options and SSARs.

	Voluntary Termination	Disability / Death / For Cause	Total Compensation Upon Termination Other Than for Cause	Severance Upon Change In Control Termination	Acceleration of Unvested Equity Awards Upon a Change in Control Termination	Total Compensation Upon Change in Control Termination
Name	(a)	(b)	(c)	(d)	(e)	(d+e)
Peter F. Benoist	none	none	$695,769	$1,391,537	$2,108,204	$3,499,741
Keene S. Turner	none	none	434,750	869,500	1,061,971	1,931,471
James B. Lally	none	none	525,000	525,000	669,080	1,194,080
Scott R. Goodman	none	none	382,838	765,676	1,091,727	1,857,403
Douglas N. Bauche	none	none	310,000	310,000	395,944	705,944

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information regarding the securities authorized for issuance under our equity compensation plans as of December 31, 2016.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by the Company's shareholders	270,246	$18.85	247,867
Equity compensation plans not approved by the Company's shareholders	—	—	—
Total	270,246 (1)	$18.85	247,867 (2)

(1) Includes the following:

•	3,970 shares of common stock to be issued upon exercise of outstanding stock options under the 2002 Stock Incentive Plan;

•	266,276 shares of common stock used as the base for grants of stock settled stock appreciation rights under the 2002 Stock Incentive Plan;

(2) Includes the following:

•	218,173 shares of common stock available for issuance under the 2013 Stock Incentive Plan;

•	29,694 shares of common stock available for issuance under the Non-management Director Stock Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Company’s Compensation Committee are set forth on page 9. None of the members of the Compensation Committee were officers or employees of the Company or any of its subsidiaries in 2016, nor was any member formerly an officer or employee of the Company or any of its subsidiaries. For information about related person transactions involving members of our Compensation Committee, see Related Person Transactions - Loans to Related Persons.

During 2016, no executive officer of the Company served as (i) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee, or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM - (Proposal A)

The Audit Committee has selected Deloitte & Touche LLP to be the independent registered public accounting firm for fiscal year 2017. The Board, on behalf of the Audit Committee, recommends that the stockholders ratify the appointment of the accounting firm. Although stockholder approval is not required by law and is not binding on the Audit Committee, the appointment is submitted by the Audit Committee of the Board of Directors in order to give the stockholders a voice in the designation of auditors. If the stockholders do not ratify the selection of Deloitte & Touche LLP, the engagement of Deloitte & Touche LLP, will not be affected for fiscal year 2017. However, the Audit Committee will review the selection of the independent registered public accounting firm for the next fiscal year. Even if the resolution is approved, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that a change would be in the best interest of the Company and its stockholders.

THE BOARD, ON BEHALF OF THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM.

ADVISORY (NON-BINDING) APPROVAL OF EXECUTIVE COMPENSATION - (Proposal B)

We are providing our stockholders the opportunity to vote on an advisory (nonbinding) resolution to approve our executive compensation as described in the section captioned “Compensation Discussion and Analysis,” the tabular disclosure regarding compensation of our NEOs and the narrative disclosure accompanying those tables, all as set forth in pages 11 through 29 of this Proxy Statement. Our Board determined, as a result of the latest advisory vote regarding how often the Company should include a say-on-pay vote in its proxy materials, that we will have such an advisory vote every year.

The following resolution is submitted for stockholder approval:

Resolved, that the stockholders approve the compensation of the Company’s Named Executive Officers, as disclosed in the Company’s proxy statement for the 2017 annual meeting of stockholders, including the Compensation Discussion and Analysis, the tabular disclosure regarding compensation of our Named Executive Officers and the narrative disclosure accompanying those tables.

Because your vote is advisory, it will not be binding upon the Board, however the Board will take the outcome of this vote into consideration in making future executive compensation decisions.

For the reasons set forth in this Proxy Statement, including the Compensation Discussion and Analysis, and the Report of the Compensation Committee, we believe our compensation policies and procedures are centered on a pay-for-performance culture, are competitive in our marketplace, are strongly aligned with the long-term interests of our stockholders, and that the compensation paid to our executives is consistent with such policies and procedures.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THIS RESOLUTION.

INFORMATION REGARDING BENEFICIAL OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as noted below, the following tables show, as of March 6, 2017, certain information about ownership of Common Stock by: (i) those persons or entities known by management to beneficially own more than 5% of our common stock (ii) each director, director nominee, and NEO, and (iii) all directors and executive officers as a group. As of March 6, 2017, there were 23,443,026 shares of common stock outstanding. For purposes of the information in the following tables, “ownership” includes (i) shares of stock directly or indirectly owned as of that date and (ii) shares which the named entity or individual has the right to acquire (by contract conversion or vesting) if such right is exercisable as of the date or will become exercisable within 60 days thereafter. Percentages shown below reflect such possible exercises but only as to the individual, entity or group whose percentage is being calculated.

	Number of	Percentage of
Name & Address of Beneficial Owner	Shares	Ownership
Banc Fund VII, VIII and IX (jointly) (1)	1,511,028	6.50%
20 North Wacker Drive
Suite 3300
Chicago, IL 60606

BlackRock Inc. (2)	1,255,504	6.26%
55 East 52nd Street
New York, NY 10055

(1)     Holdings reported on Schedule 13G/A filed with the SEC on February 13, 2017.

(2)	Holdings reported on Schedule 13G filed with the SEC on January 30, 2017.

	Number of	Percentage of
Beneficial Owner	Shares (1) (2)	Ownership
John Q. Arnold	8,360	*
Douglas N. Bauche (4)	5,885	*
Peter F. Benoist (3) (4) (5)	342,563	1.5%
Michael A. DeCola (6)	31,282	*
William H. Downey	39,723	*
John S. Eulich	35,039	*
Scott R. Goodman (3) (4) (7)	53,795	*
Robert E. Guest, Jr. (8)	118,858	*
James M. Havel	4,187	*
Judith S. Heeter	10,471	*
Michael R. Holmes	1,816	*
Nevada A. Kent, IV	2,275	*
James B. Lally (3) (4) (7)	74,169	*
James J. Murphy, Jr. (9)	130,569	*
Eloise E. Schmitz (7)	2,945	*
Keene S. Turner (4)	12,397	*
Sandra A. Van Trease	50,227	*
Michael W. Walsh	388,833	1.7%

All Directors, Director Nominees, and Executive Officers as a Group (20 total) (3)	1,321,284	5.6%

Frank Sanfilippo	11,663	*

* Less than 1%

(1)
Pursuant to the rules of the Securities and Exchange Commission, certain shares of common stock which a person has the right to acquire within 60 days pursuant to the exercise of stock options and warrants reflected in the number of shares in this table and are deemed to be outstanding for the purpose of computing beneficial ownership and the percentages of ownership of that person, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. All directors and executive officers as a group hold options to purchase an aggregate of 145,589 shares of common stock.

(2)     Unless otherwise indicated, the named person has sole voting and investment power for all shares shown.

(3)
Includes options and stock-settled stock appreciation rights outstanding and exercisable as of December 31, 2016, or within 60 days thereafter, including those beneficially owned by the named person, as follows: Mr. Benoist, 113,656 shares; Mr. Lally, 24,433 shares; Mr. Goodman, 7,500 shares; all directors and named executive officers as a group, 145,589 shares.

(4)
Includes shares indirectly held in the EFSC Incentive Savings Plan beneficially owned by the named person, as follows: Mr. Benoist, 1,184 shares; Mr. Turner, 807 shares; Mr. Lally, 11,290 shares; Mr. Goodman, 4,326 shares; and Mr. Bauche, 1,929 shares.

(5) Includes 177,232 shares held in trust for the benefit of Mr. Benoist and his spouse as to which Mr. Benoist has shared voting and investment power, and 24,272 shares held in a Charitable Remainder Trust as to which Mr. Benoist has shared voting and investment power.

(6)
Includes 10,130 shares held jointly by Mr. DeCola and his spouse as to which Mr. DeCola has shared voting and investment power and 19,192 shares held in the name of Mr. DeCola in which he has sole voting and investment power. Includes 1,960 shares held in a trust for the benefit of Mr. DeCola in which he has sole voting and investment power.

(7)	Includes shares held by a bank as collateral, these shares are included in the table and footnotes as follows: Mr. Lally, 4,913 shares, Mr. Goodman, 7,692 shares, and Ms. Schmitz 2,000 shares.

(8)
Includes 3,776 shares held in the name of Mr. Guest in which he has sole voting and investment power. Includes 73,077 shares held jointly by Mr. Guest and his spouse as to which Mr. Guest has shared voting and investment power; 8,220 shares held in an Individual Retirement Account for the benefit of Mr. Guest’s spouse as to which Mr. Guest has shared voting and investment power; and 33,785 shares held in a trust for the benefit of Mr. Guest’s children as to which Mr. Guest is a co-trustee and has shared voting and investment power.

(9)
Includes 113,838 shares held in a gift trust in which Mr. Murphy's spouse is a trustee and Mr. Murphy's spouse and children are the beneficiaries. Mr. Murphy disclaims ownership of these shares. Includes 16,526 shares held in a Charitable Remainder Trust in which Mr. Murphy has shared voting and investment power.

RELATED PERSON TRANSACTIONS

Loans to Related Persons
Some of the directors, including members of the Compensation Committee, and officers of the Company and the Bank, and members of their immediate families and firms and corporations with which they are associated, have had transactions with the Bank, including borrowings and investments. All such loans and investments have been made in the ordinary course of business, have been made on substantially the same terms, including interest rate paid or charged and collateral required, as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal risk of collectability or present other unfavorable features.

Engagement of Husch Blackwell LLP
In 2016, the Company paid $726,487 to the law firm of Husch Blackwell LLP to provide various legal services. Mr. Benoist's brother-in-law, Joseph P. Conran, is a partner in Husch Blackwell LLP and a member of the firm's Partner Board.

Review, Approval or Ratification with Related Persons
Our Code of Ethics requires that every employee and officer avoid situations where loyalties may be divided between our interests and the employee's own interests. Employees, officers and directors must avoid conflicts of interests that interfere with the performance of their duties or are not in the best interests of the Company.

Pursuant to its written charter, the Audit Committee reviews all related-party transactions as such term is used by ASC 850, Related Party Disclosures, or as otherwise required to be disclosed in our financial statements or periodic filings with the Securities and Exchange Commission, other than (a) grants of stock options made by the Board or any committee thereof or pursuant to an automatic grant plan, or (b) payment of compensation authorized by the Board or any committee thereof. Related party transactions include transactions between the Company, our executive officers and directors, beneficial owners of five percent or greater of our securities, and all other related persons specified under Item 404 of Regulation S-K promulgated by the Securities and Exchange Commission. The Audit Committee considers each proposed transaction in light of the specific facts and circumstances presented, including but not limited to the risks, costs and benefits to us.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires directors, certain officers and all persons who beneficially own more than 10 percent of our common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of our securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings that we received with respect to the fiscal year that ended December 31, 2016, or written representations from certain reporting persons, we believe that all reporting persons made all filings required by Section 16(a) in a timely manner.

AUDIT COMMITTEE REPORT

The Audit Committee submits the following report:

The Audit Committee's role includes assisting the Board in monitoring the integrity of the Company's financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent auditors' qualifications, independence and performance, performance of the Company's internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board.

Management is responsible for the Company’s internal controls and financial reporting process. The Company's independent auditor, Deloitte and Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company's financial statements in accordance with U.S. generally accepted accounting principles and the Company's internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment and oversight of the independent auditors, including review of their qualifications, independence and performance.

The Audit Committee has reviewed and discussed the Company’s audited financial statements and internal control report with management and the independent auditors. The Audit Committee discussed with the independent auditors the matters required by PCAOB Auditing Standard No. 16, Communications with Audit Committees as modified or supplemented, the rules of the SEC and other regulations. The Audit Committee received written disclosures and the letter from the independent auditors as required by PCAOB Rule 3526 - Independence regarding the independent accountant's independence and discussed with the auditors their independence. As part of its review, the Audit Committee reviewed the fees paid to Deloitte & Touche LLP and considered whether Deloitte & Touche LLP's performance of non-audit services for the Company was compatible with auditors' independence. The Audit Committee has concluded that Deloitte & Touche LLP is independent from the Company and its management.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Respectfully submitted by the following independent directors, who comprise the Audit Committee,
Sandra A. Van Trease, Chairperson	William H. Downey	Robert E. Guest, Jr.

	James M. Havel	John Q. Arnold

	Eloise E. Schmitz	Nevada A. Kent, IV

The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees billed to the Company by Deloitte & Touche LLP, the Company's principal accounting firm for the years ended December 31, 2016 and 2015:

	December 31,
	2016	2015
Audit fees (1)	$646,200	$652,200
Audit related fees (2)	107,500	—
Tax fees (3)	41,505	41,188
	$795,205	$693,388

(1)
Includes professional services rendered for the audit of the Company’s consolidated annual financial statements, reports on internal control and review of financial statements in the Company’s reports on Form 10-Q and services normally provided in connection with regulatory filings or engagements including consultation on various accounting matters.

(2)	Audit related fees for services primarily relate to services rendered for the Company's recent acquisition and subordinated debt issuance.

(3)	Tax fees include fees for services principally related to the review of Company prepared calculations.

The Audit Committee is required to pre-approve all auditing services and permitted non-auditing services to be performed by the Company's independent auditors. The Chairperson of the Audit Committee has authority to approve in advance all audit or non-audit services to be performed by the independent auditors, but must report any such approval to the full Audit Committee at the next regularly scheduled meeting.

During the fiscal year ended December 31, 2016, all of the services described under the headings “Audit Fees” were approved by the Audit Committee pursuant to the procedures described above.

Deloitte & Touche LLP representatives are expected to attend the 2017 annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions.

PROPOSALS OF STOCKHOLDERS

Stockholders are entitled to present proposals for action at a forthcoming stockholders’ annual meeting if they comply with the requirements of the SEC proxy rules. Any proposals intended to be presented at the 2018 annual meeting of stockholders of the Company must be received at the Company’s principal office at 150 North Meramec, Clayton, Missouri 63105 on or before November 14, 2017 in order to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

Any stockholder who intends to propose any other matter to be acted upon at the 2018 annual meeting of stockholders (but not include such proposal in the Company’s proxy statement) must inform the Company, in the manner specified in the Company’s By-Laws, no later than ninety nor more than one hundred twenty days prior to the first anniversary of the 2017 annual meeting. As a result, the notice pursuant to the Company's By-Laws must be received by the Company no earlier than January 2, 2018 and no later than February 1, 2018.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of the Company does not intend to present, nor has it been informed that other persons intend to present, any matters for action at the annual meeting, other than those specifically referred to herein. If, however, any other matters should properly come before the annual meeting, it is the intention of the persons named on the Proxy Card to vote the shares represented thereby in accordance with their judgment as to the best interests of the Company on such matters.

ADDITIONAL INFORMATION

The Company's website is www.enterprisebank.com. We make available free of charge on or through our website, various reports that we file with or furnish to the SEC, including our annual reports, quarterly reports, current reports and proxy statements. These reports are made available as soon as reasonably practicable after they are filed with or furnished to the SEC. In addition, the Company's corporate governance documents are available through our website www.enterprisebank.com under “Investor Relations”.

Upon written request, the Company will furnish to stockholders, without charge, a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 2016. The written request should be sent to the Secretary, Enterprise Financial Services Corp, 150 North Meramec, Clayton, Missouri, 63105.

By Order of the Board of Directors,

Noel J. Bortle, Secretary

ENTERPRISE FINANCIAL SERVICES CORP 150 NORTH MERAMEC CLAYTON, MO 63105

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

ENTERPRISE FINANCIAL SERVICES CORP
The Board of Directors recommends you vote FOR the following:
Vote on Directors
1	Election of Directors
	Nominees:
	1)	John Q. Arnold	7)	Michael R. Holmes
	2)	Michael A. DeCola	8)	Nevada A. Kent, IV
	3)	John S. Eulich	9)	James B. Lally
	4)	Robert E. Guest, Jr.	10)	Eloise E. Schmitz
	5)	James M. Havel	11)	Sandra A. Van Trease
	6)	Judith S. Heeter	12)	Michael W. Walsh

For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

☐	☐	☐

Vote on Proposals

The Board of Directors recommends you vote FOR Proposal A and Proposal B:
		For	Against	Abstain
2	Proposal A, ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm.	☐	☐	☐
		For	Against	Abstain
3	Proposal B, an advisory (non-binding) vote to approve our executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Signature (Joint Owners)
Date	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K is/are available at www.proxyvote.com.

ENTERPRISE FINANCIAL SERVICES CORP
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

May 2, 2017 – 5:00 p.m., local time
Ritz-Carlton Amphitheater
100 Carondelet Plaza
St. Louis, Missouri 63105

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy card hereby appoint(s) John S. Eulich and James B. Lally, or any of them, each with full power of substitution, as proxies to vote all shares of Enterprise Financial Services Corp common stock that the stockholder(s) would be entitled to vote on all matters that properly come before the 2017 Annual Meeting and at any adjournment or postponements. The proxies are authorized to vote in accordance with the specifications indicated by the stockholder(s) on the reverse side of this proxy card. This Proxy card, when properly executed will be voted as directed. If this Proxy card is signed and returned by the stockholder(s) and no specifications are indicated, the proxies are authorized to vote “FOR” the election of all nominees as unanimously recommended by the Board of Directors of Enterprise Financial Services Corp, and "FOR" Proposals A and B. If this proxy card is signed and returned, the proxies appointed thereby will be authorized to vote in their discretion on any other matters that may be presented for a vote at the 2017 Annual Meeting and at any adjournments or postponements.

SHARES HELD IN THE EFSC INCENTIVE SAVINGS PLAN

This proxy is also to be used by current or former employees of the Company or its subsidiaries who have allocated investment funds to the EFSC Common Stock Fund in the EFSC Incentive Savings Plan (the “Savings Plan”) to give voting instructions to the Savings Plan trustees. This proxy, when properly executed and delivered prior to 11:59 p.m. on April 27, 2017, will be voted by the Savings Plan trustees as directed.

 (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)